EXHIBIT (a)(1)(i)

BLACKROCK PREFERRED PARTNERS LLC
100 Bellevue Parkway
Wilmington, Delaware 19809

OFFER TO PURCHASE
613,361 LIMITED LIABILITY COMPANY UNITS

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THE OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE FUND. WE HAVE INCLUDED SECTION REFERENCES TO THE OFFER TO PURCHASE TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

The table below sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table bear the meanings given to them later in the Offer to Purchase.

Date	Name of Date	Definition
August 31, 2012*	Prior NAV Calculation	The last date before the commencement date for this
	Date	Offer for which the Fund completed the calculation of
its net asset value

August 1, 2012 &	Prior Two Admission	The last two dates before the commencement date for
September 4, 2012	Dates	this Offer as of which Units were sold

September 27, 2012	Commencement Date	The date as of which the Offer commenced

October 29, 2012, 4:00 p.m.	Initial Expiration Date	The date and time by which each Member desiring to
tender Units for repurchase must provide proper notice
to the Fund, and the date and time upon which
Members’ rights to withdraw tendered Units expire

October 29, 2012, 4:00 p.m.**	Expiration Date	The later to occur of the Initial Expiration Date and the
latest date (if any) subsequently designated by the
Fund, in any properly authorized extension of the Offer,
by which Members may tender their Units; also the
date and time upon which Members’ rights to withdraw
tendered Units expire

November 26, 2012**	Acceptance Deadline	Date by which the Fund must accept your Units for
payment, if not accepted earlier

December 31, 2012**	Valuation Date	Date as of which the net asset value of Units is
calculated for purposes of determining the proceeds due
to Members whose Units have been accepted for
repurchase

February 14, 2013 ***	Anticipated Initial	Date by which approximately 90% of the amount
	Payment Date	required to be paid under the Repurchase Instrument
received in this Offer is generally expected to be paid

March 29, 2013***	Anticipated Secondary	Date by which the balance due under the Repurchase
	Payment Date	Instrument received in this Offer is generally expected
to be paid

Date	Name of Date	Definition
March 31, 2013	Fiscal Year-End Date	The last day of the fiscal year during which the
Valuation Date occurs; any balance due under the
Repurchase Instrument received in this Offer is due
promptly after the completion of the Fund’s annual
audit for this fiscal year

*	The value of your Units will likely change between the time the Fund's net asset value was most recently calculated (August 31, 2012) and the Valuation Date (December 31, 2012). The Fund calculates its net asset value as of the close of business on the last Business Day of each calendar month, within approximately 25 calendar days after the last Business Day of such month, and at such other times as the Board may determine. Members desiring to obtain the Fund's most recently calculated net asset value may contact the Fund's Administrator at 1-866-211-4521.
**	Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending.
***	Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending. The Initial Payment Date will be the later of (i) any Business Day that is within 45 days after the Valuation Date, or (ii) if the Fund has requested withdrawals of its capital from any Portfolio Funds in order to fund the repurchase of Units, within ten Business Days after the Fund has received at least 90% of the aggregate amount withdrawn from the Portfolio Funds. Any balance due under the Repurchase Instrument is subject to adjustment as a result of any corrections to the Fund's net asset value as of the Valuation Date, and the Board has discretion to hold back any amount of the balance due under the Repurchase Instrument received in the this Offer, but not longer than until promptly after the completion of the annual audit of the Fund's financial statements for the fiscal year in which the repurchase is effected, which is the fiscal year ended March 31, 2013.
•	WHAT SECURITIES IS BLACKROCK PREFERRED PARTNERS LLC OFFERING TO PURCHASE? BlackRock Preferred Partners LLC (the “Fund”) is offering (the “Offer”) to purchase up to 613,361 of its limited liability company units (the “Units”). The Units subject to the Offer represent approximately 15% of the Fund’s net asset value as of August 31, 2012 (approximately $6,256,282). For Units (or portions thereof) tendered and accepted for repurchase, members of the Fund (“Members”) will receive and be bound by the terms of a repurchase instrument (the “Repurchase Instrument”), as set forth in the Fund’s Amended and Restated Limited Liability Company Agreement, dated as of June 6, 2012 (the “LLC Agreement”), entitling the Member to be paid an amount equal to the net asset value per Unit accepted for repurchase determined as of December 31, 2012 (or a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Fund in connection with the Offer and subject to the terms thereof. The Fund’s net asset value on August 31, 2012, was $10.20 per Unit. If more than 613,361 Units are tendered by Members in response to the Offer, the Fund expects either to extend the Offer period and increase the number of Units it is offering to repurchase or to repurchase the Units (or portions thereof) tendered on a pro rata basis. In respect of each Member, the Offer is conditioned upon the Member tendering a minimum of $10,000 worth of Units (or all of such Member’s Units if less), subject to the ability of the Board of Directors (the “Board”) to permit a Member to tender a lesser amount in its discretion. See Section 1 “Price; Number of Units” and Section 5 “Certain Conditions of the Offer.”
•	HOW DO I TENDER MY UNITS? If you wish to tender your Units and your respective Units are registered in your name, you may send a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to BNY Mellon Alternative Investments (the “Administrator”). The Administrator must receive these documents prior to the scheduled expiration of the Offer (currently Monday, October 29, 2012 at 4:00 p.m., Eastern Time). See Section 2 “Procedure for Tendering Units.”
•	HOW MUCH IS THE FUND OFFERING TO PAY ME FOR MY UNITS? The Fund will pay you an amount per Unit equal to the Fund’s net asset value (“NAV”) per Unit as of the Valuation Date. As of August 31, 2012, the Fund’s NAV was $10.20 per Unit. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The value of your Units will likely change between the time the Fund’s NAV was most recently calculated (August 31, 2012) and the Valuation Date (December 31, 2012). The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, within approximately 25 calendar days after the last Business Day of such month, and at such other times as the Board may determine. Members desiring to obtain the Fund’s most recently calculated NAV may contact the Fund’s Administrator at 1-866-211-4521. See Section 1 “Price; Number of Units.”
•	HOW IS THE FUND OFFERING TO PAY ME FOR MY UNITS? Each Member whose Units (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument, as set forth in the Fund’s LLC Agreement, entitling the Member to be paid an amount equal to the NAV of the Units accepted for repurchase as of the Valuation Date and subject to the terms thereof. The Repurchase Instrument
2

will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment only under the limited circumstance where the Fund receives an in-kind distribution from its investments in private funds or other pooled investment vehicles or accounts organized outside the United States (collectively, the “Portfolio Funds”) of transferable securities that the Fund cannot liquidate itself prior to making the distribution. See Section 1 “Price; Number of Units” and Section 4 “Payment for Units.”

•	WHAT IS THE INTENDED SCHEDULE OF PAYMENTS FOR THE REPURCHASE INSTRUMENT? Payment in respect of the Repurchase Instrument will be made in two or more installments. An initial payment equal to approximately 90% of the amount required to be paid under the Repurchase Instrument will be made as of the later of (i) any Business Day that is within 45 days after the Valuation Date, or (ii) if the Fund has requested withdrawals of its capital from any Portfolio Funds in order to fund the repurchase of Units, within ten Business Days after the Fund has received at least 90% of the aggregate amount withdrawn from the Portfolio Funds. The balance due under the Repurchase Instrument is generally expected to be paid within 90 days after the Valuation Date and will be subject to adjustment as a result of any corrections to the Fund’s NAV as of the Valuation Date. The Board has discretion to hold back any amount of the balance due under the Repurchase Instrument for longer than the periods described above, but not longer than until promptly after the completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected, with such balance being subject to adjustment as a result of the Fund’s annual audit or as a result of any other adjustments to the Fund’s NAV as of the Valuation Date. The Fund’s fiscal year in which this tender offer is taking place ends on March 31, 2013. In the event the Board determines to hold back any such amount of the balance due under the Repurchase Instrument in accordance with the foregoing, such balance, as adjusted in accordance with the foregoing (if applicable), will be paid not later than promptly after the completion of the Fund’s annual audit. No interest will be paid on any amounts. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date. See Section 4 “Payment for Units.”
•	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY UNITS? A 2.00% early repurchase fee (the “Repurchase Fee”) will be charged to any Member that tenders some or all of its Units to the Fund in connection with a tender offer with a valuation date that is prior to the Business Day immediately preceding the one-year anniversary of the Member’s purchase of the respective Units. The Repurchase Fee applies separately to each purchase of Units made by a Member. The valuation date for the Offer is December 31, 2012. The purpose of the Repurchase Fee is to reimburse the Fund for the costs incurred in liquidating securities in the Fund’s portfolio in order to honor the Member’s repurchase request and to discourage short-term investments which are generally disruptive to the Fund’s investment program. A “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required by law to be closed. All references to Business Day herein shall be based on the time in New York City. See Section 1 “Price; Number of Units” and Section 4 “Payment for Units.”
•	WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY UNITS? If your tendered Units are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or under certain circumstances as a “dividend.” You should consult your tax advisor regarding the tax consequences to you of tendering your Units. See Section 12 “Certain Federal Income Tax Consequences.”
•	WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires Monday, October 29, 2012, at 4:00 p.m., Eastern Time, unless the Fund makes a public announcement either extending or terminating the Offer. If the Fund extends the Offer period, the Fund’s public announcement will be made no later than 9:00 a.m. on the next Business Day after the previously scheduled expiration date. See Section 1 “Price; Number of Units” and Section 13 “Extension of Tender Period; Termination; Amendments.”
•	MAY I WITHDRAW MY TENDERED UNITS? You may withdraw your tendered Units at any time prior to the expiration date, which, unless extended, is currently Monday, October 29, 2012 at 4:00 p.m., Eastern Time. Additionally, if the Fund has not yet accepted your tendered Units for payment, you may withdraw your tendered Units at any time on or after November 27, 2012. To withdraw your tendered Units, you should submit proper written notice to the Fund’s Administrator. See Section 3 “Withdrawal Rights.”
3

•	DOES THE FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY UNITS? Assuming that the Fund repurchases 613,361 Units at the August 31, 2012 NAV of $10.20 per Unit, the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $6.3 million. The actual total cost to the Fund may be higher or lower since the Fund will repurchase Units at their NAV on the Valuation Date. The Fund expects to have adequate money to finance the purchase of its tendered Units. See Section 8 “Source and Amount of Funds.”
•	WHY IS THE FUND MAKING THE OFFER TO PURCHASE UNITS? No established secondary trading market currently exists for the Fund’s Units. As a result, the Fund’s Board of Directors decided to provide liquidity for Members by making the Offer. In determining whether the Fund should offer to repurchase Units from Members, the Board considered the recommendations of BlackRock Advisors, LLC, the Fund’s investment adviser (the “Advisor”), and BlackRock Financial Management, Inc., the Fund’s investment sub-adviser (the “Sub-Advisor” and, together with the Advisor, the “Advisors”) as to the timing of the Offer, as well as a variety of operational, business and economic factors. However, the Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. Neither the Fund nor its Board makes any recommendation as to whether or not you should tender your Units. See Section 6 “Purpose of the Offer.”
•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? In respect of each Member, the Offer is conditioned upon the Member tendering a minimum of $10,000 worth of Units (or all of such Member’s Units if less), subject to the ability of the Board to permit a Member to tender a lesser amount in its discretion. A Member may tender all or some of its Units. A Member tendering only a portion of its Units for repurchase will be required to continue to hold Units with a value of at least $25,000 after giving effect to the repurchase, subject to the Board’s ability to permit a Member to continue to hold Units in a lesser amount in its discretion. If a Member tenders an amount that would cause the value of its Units in the Fund to fall below the required minimum, the Fund reserves the right to reduce the amount to be repurchased from the Member so the value of the Member’s Units is above the minimum or to repurchase all of the Member’s Units. Under certain circumstances, the Fund may terminate or amend the Offer or postpone the acceptance of its Units for payment. See Section 5 “Certain Conditions of the Offer.”
•	IF I DECIDE NOT TO TENDER MY UNITS, HOW WILL THE OFFER AFFECT MY UNITS? If you do not tender your Units, you may be subject to certain risks resulting from the Fund reducing its assets to pay for repurchased Units. These risks include increased volatility in the Fund’s NAV, higher expenses, increased illiquidity in the Fund’s portfolio and the potential inability of the Fund to offer to repurchase Units in the future. See Section 7 “Certain Effects of the Offer.”
•	WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance regarding the Offer may be directed to your financial advisor or other nominee, or to BNY Mellon Alternative Investments at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should be directed to BNY Mellon Alternative Investments:

BNY Mellon Alternative Investments
Attn: BlackRock Preferred Partners
c/o Investor Services
400 Bellevue Parkway
Wilmington, DE 19809
1-866-211-4521

4

BLACKROCK PREFERRED PARTNERS LLC
100 Bellevue Parkway
Wilmington, Delaware 19809

OFFER TO PURCHASE
613,361 LIMITED LIABILITY COMPANY UNITS

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 4:00 P.M.,
EASTERN TIME, ON MONDAY, OCTOBER 29, 2012, UNLESS EXTENDED.

To the Holders of Units of
BLACKROCK PREFERRED PARTNERS LLC:

       BlackRock Preferred Partners LLC (the “Fund”) is offering (the “Offer”) to purchase up to 613,361 of its limited liability company units (the “Units”). The Units subject to the Offer represent approximately 15% of the Fund’s net asset value as of August 31, 2012 (approximately $6,256,282). For Units (or portions thereof) tendered and accepted for repurchase, members of the Fund (“Members”) will receive and be bound by the terms of a repurchase instrument (the “Repurchase Instrument”), as set forth in the Fund’s Amended and Restated Limited Liability Company Agreement, dated as of June 6, 2012 (the “LLC Agreement”), entitling the Member to be paid an amount equal to the net asset value per Unit accepted for repurchase determined as of December 31, 2012 (or a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Fund in connection with the Offer and subject to the terms thereof. The Fund’s net asset value on August 31, 2012, was $10.20 per Unit.

       Each Member whose Units (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument, as set forth in the Fund’s LLC Agreement, entitling the Member to be paid an amount equal to the net asset value (“NAV”) of the Units accepted for repurchase as of the Valuation Date and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. An early repurchase fee of 2.00% (the “Repurchase Fee”) will be charged to any Member that tenders some or all of its Units to the Fund in connection with a tender offer with a valuation date that is prior to the Business Day immediately preceding the one-year anniversary of the Member’s purchase of the respective Units. The valuation date for the Offer is December 31, 2012. This Repurchase Fee applies separately to each purchase of Units made by a Member. A “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required by law to be closed. All references to Business Day herein shall be based on the time in New York City.

       The Offer expires Monday, October 29, 2012, at 4:00 p.m., Eastern Time, unless the Offer is extended upon the terms and conditions set forth in this Offer and the related Letter of Transmittal. If more than 613,361 Units are tendered by Members in response to the Offer, the Fund expects either to extend the Offer period and increase the number of Units it is offering to purchase or to purchase the Units (or portions thereof) tendered on a pro rata basis. In respect of each Member, the Offer is conditioned upon the Member tendering a minimum of $10,000 worth of Units (or all of such Member’s Units if less), subject to the ability of the Board of Directors (the “Board”) to permit a Member to tender a lesser amount in its discretion.

       The Units are not currently traded on an established secondary market. The value of your Units will likely change between the time the Fund’s NAV was most recently calculated (August 31, 2012) and the Valuation Date (December 31, 2012). The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, within approximately 25 calendar days after the last Business Day of such month, and at such other times as the Board may determine. Members desiring to obtain the Fund’s most recently calculated NAV may contact the Fund’s administrator, BNY Mellon Alternative Investments (the “Administrator”), at 1-866-211-4521. See Section 1 “Price; Number of Units.”

       BlackRock Advisors, LLC, the Fund’s investment adviser (the “Advisor”), and BlackRock Financial Management, Inc., the Fund’s investment sub-adviser (the “Sub-Advisor” and, together with the Advisor, the “Advisors”) currently expect that they will generally recommend to the Fund’s Board of Directors that the Fund offer to repurchase Units from Members quarterly with tender offer valuation dates occurring on the last Business Day of March, June, September and December. However, the Fund is not required to conduct tender offers and may be less likely to conduct tenders during periods of exceptional market conditions or when Portfolio Funds suspend redemptions. The Fund will not at any time be required to make any such tender offer. The Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future.

       If more than 613,361 Units are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund’s Board of Directors when it determined to make the Offer to Purchase, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Units that the Fund is offering to repurchase to an amount which it believes will be sufficient to accommodate the excess Units tendered, as well as any Units tendered during the extended Offer period, or (2) repurchase Units (or portions thereof) on a pro rata basis based on the number of Units tendered.

       THE OFFER IS BEING MADE TO ALL MEMBERS OF THE FUND AND IS CONDITIONED ON THE TENDER OF A MINIMUM OF $10,000 WORTH OF UNITS FROM EACH TENDERING MEMBER (OR ALL OF SUCH MEMBER’S UNITS IF LESS), SUBJECT TO THE ABILITY OF THE BOARD OF DIRECTORS TO PERMIT A MEMBER TO TENDER A LESSER AMOUNT IN ITS DISCRETION.

IMPORTANT

       If you desire to tender all or any portion of your Units, you should complete and sign the Letter of Transmittal and mail or deliver it and any other required documents to the Administrator.

       NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. EACH MEMBER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER UNITS, AND IF SO, HOW MANY UNITS TO TENDER.

       NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

       Questions and requests for assistance regarding the Offer may be directed to your financial advisor or other nominee, or to the Administrator at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Administrator:

September 27, 2012	BLACKROCK PREFERRED PARTNERS LLC

BNY Mellon Alternative Investments
Attn: BlackRock Preferred Partners
c/o Investor Services
400 Bellevue Parkway
Wilmington, DE 19809
1-866-211-4521

2

3

       1. Price; Number of Units. BlackRock Preferred Partners LLC (the “Fund”) will, upon the terms and subject to the conditions of this Offer to Purchase (the “Offer”), repurchase up to 613,361 of its limited liability company units (“Units”) which are tendered and not withdrawn prior to 4:00 p.m., Eastern Time, on October 29, 2012 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. The Units subject to the Offer represent approximately 15% of the Fund’s net asset value as of August 31, 2012 (approximately $6,256,282). The Fund reserves the right to extend the Offer. See Section 13 “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” For Units (or portions thereof) tendered and accepted for repurchase, members of the Fund (“Members”) will receive and be bound by the terms of a repurchase instrument (the “Repurchase Instrument”), as set forth in the Fund’s Amended and Restated Limited Liability Company Agreement, dated as of June 6, 2012 (the “LLC Agreement”), entitling the Member to be paid an amount equal to the net asset value (“NAV”) per Unit accepted for repurchase determined as of December 31, 2012 (or a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Fund in connection with the Offer and subject to the terms thereof. The Fund’s net asset value on August 31, 2012, was $10.20 per Unit. The purchase price of the Units will be their NAV per Unit as of the Valuation Date. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment only under the limited circumstance where the Fund receives an in-kind distribution from its investments in private funds or other pooled investment vehicles or accounts organized outside the United States (collectively, the “Portfolio Funds”) of transferable securities that the Fund cannot liquidate itself prior to making the distribution.

       An early repurchase fee of 2.00% (the “Repurchase Fee”) will be charged to any Member that tenders some or all of its Units to the Fund in connection with a tender offer with a valuation date that is prior to the Business Day immediately preceding the one-year anniversary of the Member’s purchase of the respective Units. The Repurchase Fee applies separately to each purchase of Units made by a Member. The valuation date for the Offer is December 31, 2012. The purpose of the Repurchase Fee is to reimburse the Fund for the costs incurred in liquidating securities in the Fund’s portfolio in order to honor the Member’s repurchase request and to discourage short-term investments which are generally disruptive to the Fund’s investment program. A “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required by law to be closed. All references to Business Day herein shall be based on the time in New York City.

       If more than 613,361 Units are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund’s Board of Directors (the “Board”) when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Units that the Fund is offering to repurchase to an amount that it believes will be sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer period, or (2) repurchase Units (or portions thereof) on a pro rata basis based on the number of Units tendered.

       As of September 4, 2012, there were approximately 4,095,445 Units issued and outstanding and there were 101 holders of record of the Units. The Fund has been informed that no Director, officer or affiliate of the Fund intends to tender any Units pursuant to the Offer.

       The Units currently are not traded on any established secondary market. The value of your Units will likely change between the time the Fund’s NAV was most recently calculated (August 31, 2012) and the Valuation Date (December 31, 2012). The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, within approximately 25 calendar days after the last Business Day of such month, and at such other times as the Board may determine. Members desiring to obtain the Fund’s most recently calculated NAV may contact the Fund’s administrator, BNY Mellon Alternative Investments (the “Administrator”), at 1-866-211-4521.

       2. Procedure for Tendering Units. In order for you to tender any of your Units pursuant to the Offer, you must send to the Administrator (BNY Mellon Alternative Investments, Attn: BlackRock Preferred Partners, c/o Investor Services, 400 Bellevue Parkway, Wilmington, DE 19809), a properly completed and executed Letter of Transmittal for the Fund.

4

A. Procedures for Registered Members.

       If you will be mailing or delivering a Letter of Transmittal and any other required documents to the Administrator in order to tender your Units, they must be received on or prior to the Expiration Date by the Administrator (BNY Mellon Alternative Investments, Attn: BlackRock Preferred Partners, c/o Investor Services, 400 Bellevue Parkway, Wilmington, DE 19809).

       Except for a Letter of Transmittal delivered by a Member who holds Units in a Morgan Stanley Smith Barney account or through a broker, dealer, commercial bank, trust company or other nominee, the signatures on a Letter of Transmittal MUST be guaranteed by a member firm of a registered national securities exchange, or a commercial bank or trust company having an office, branch or agency in the United States, the existence and validity of which may be verified by the Administrator through the use of industry publications. Notarized signatures are not sufficient. You can obtain a medallion signature guarantee stamp from a bank, securities dealer, securities broker, credit union, savings and loan association, national securities exchange or registered securities association. For a Letter of Transmittal delivered by a Member who holds Units in a Morgan Stanley Smith Barney account or through a broker, dealer, commercial bank, trust company or other nominee, the signatures do not require a medallion stamp guarantee.

       The Letter of Transmittal must include account number(s) that correspond with the account number(s) of the account(s) in which the Units are registered, and the Fund may, in its sole discretion, reject any Letter of Transmittal in which such account numbers do not match.

       Delivery of the Repurchase Instrument in payment for Units tendered and accepted for repurchased will be made only after receipt by the Administrator on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents.

       The method of delivery of any documents is at the election and risk of the party tendering the Units. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

B. Determinations of Validity.

       All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Units or any particular member, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, the Advisor nor the Administrator, nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

C. Tender Constitutes an Agreement.

       A tender of Units made pursuant to the procedures set forth above will constitute an agreement between the tendering Member and the Fund in accordance with the terms and subject to the conditions of the Offer. Immediately after the Expiration Date, each Member whose Units (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument, as set forth in the Fund’s LLC Agreement, entitling the Member to be paid an amount equal to the NAV per Unit determined as of the Valuation Date and subject to the terms thereof.

       3. Withdrawal Rights. You may withdraw Units tendered at any time prior to the Expiration Date and, if the Units have not yet been accepted for payment by the Fund, at any time on or after November 27, 2012.

       To be effective, any notice of withdrawal must be timely received by the Administrator (BNY Mellon Alternative Investments, Attn: BlackRock Preferred Partners, c/o Investor Services, 400 Bellevue Parkway, Wilmington, DE 19809). Any notice of withdrawal must specify the name of the person having deposited the Units to be withdrawn and the number of Units to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination

5

shall be final and binding. Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may be re-tendered, provided that such tenders are made before the Expiration Date by following the tender procedures described in Section 2 “Procedure for Tendering Units.”

       4. Payment for Units. For purposes of the Offer, immediately after the Expiration Date, each Member whose Units (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument, as set forth in the Fund’s LLC Agreement, entitling the Member to be paid an amount equal to the value of the Units repurchased, determined as of the Valuation Date for Units accepted for repurchase and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. A Member who becomes bound by the terms of a Repurchase Instrument (the “Payee”) shall retain all rights, with respect to Units accepted for repurchase, to inspect the books and records of the Fund and to receive financial and other reports relating to the Fund until the date upon which the Repurchase Instrument is paid in full. Except as otherwise provided in the Repurchase Instrument or the LLC Agreement, such Payee shall have no other rights (including, without limitation, any voting rights) under the Fund’s LLC Agreement. For purposes of calculating the value of the Units to be repurchased as of the Valuation Date, the amount payable to the Payee will take into account and include all Fund gains, losses and expenses until the Valuation Date. If the Fund is liquidated or dissolved prior to the original Valuation Date, the Valuation Date shall become the date on which the Fund is liquidated or dissolved and the value of the Units accepted for repurchase will be calculated in accordance with the foregoing sentence.

       Payment in respect of the Repurchase Instrument will be made in two or more installments. An initial payment equal to approximately 90% of the amount required to be paid under the Repurchase Instrument will be made as of the later of (i) any Business Day that is within 45 days after the Valuation Date, or (ii) if the Fund has requested withdrawals of its capital from any Portfolio Funds in order to fund the repurchase of Units, within ten Business Days after the Fund has received at least 90% of the aggregate amount withdrawn from the Portfolio Funds. The balance due under the Repurchase Instrument is generally expected to be paid within 90 days after the Valuation Date and will be subject to adjustment as a result of any corrections to the Fund’s NAV as of the Valuation Date. The Board has discretion to hold back any amount of the balance due under the Repurchase Instrument for longer than the periods described above, but not longer than until promptly after the completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected, with such balance being subject to adjustment as a result of the Fund’s annual audit or as a result of any other adjustments to the Fund’s NAV as of the Valuation Date. The Fund’s fiscal year in which this tender offer is taking place ends on March 31, 2013. In the event the Board determines to hold back any such amount of the balance due under the Repurchase Instrument in accordance with the foregoing, such balance, as adjusted in accordance with the foregoing (if applicable), will be paid not later than promptly after the completion of the Fund’s annual audit. No interest will be paid on any amounts. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.

       Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment only under the limited circumstance where the Fund receives an in-kind distribution from Portfolio Funds of transferable securities that the Fund cannot liquidate itself prior to making the distribution.

       Marketable securities may be used to satisfy an in-kind distribution, which will be valued in accordance with the Fund’s valuation policies and procedures and will be distributed to all Members whose Units have been accepted for repurchase on a proportionate basis. If, however, payments are made in kind to a Member, such Member may incur tax liability and brokerage costs in converting such securities to cash. The Fund does not impose any charges in connection with repurchases of Units (except for the Repurchase Fee described above).

       If modification of the Fund’s repurchase procedures as described above is deemed necessary to comply with regulatory requirements or otherwise advisable, the Board will to the extent practicable adopt revised procedures reasonably designed to provide Members substantially the same liquidity for Units as would be available under the procedures described above.

       The Fund will pay all transfer taxes, if any, payable on the transfer to it of its Units repurchased pursuant to the Offer. If tendered Units are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person)

6

payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund will not pay any interest on the repurchase price under any circumstances.

       5. Certain Conditions of the Offer. The Fund shall not be required to accept for payment or pay for any of its Units tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or payment for, its respective Units tendered, if: (1) such purchases would impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of Members who receive dividends from the Fund); (2) the Fund would not be able to liquidate its interests in Portfolio Funds in a manner which is orderly and consistent with the Fund’s investment objective and policies in order to enable the Fund to repurchase Units tendered pursuant to the Offer; or (3) there is, in the Fund’s Board’s judgment, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States, which is material to the Fund, or (e) other event or condition which would have a material adverse effect on the Fund or its Members if Units tendered pursuant to the Offer were repurchased. If the Fund determines to amend the Offer or to postpone the acceptance for payment of or payment for Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open.

       The Fund requires that each tendering Member tender a minimum of $10,000 worth of Units (or all of such Member’s Units if less), subject to the Board’s ability to permit a Member to tender a lesser amount in its discretion. A Member tendering only a portion of its Units for repurchase will be required to continue to hold Units with a value of at least $25,000 after giving effect to the repurchase, subject to the Board’s ability to permit a Member to continue to hold Units in a lesser amount in its discretion. If a Member tenders an amount that would cause the value of its Units in the Fund to fall below the required minimum, the Fund reserves the right to reduce the amount to be repurchased from the Member so the value of the Member’s Units is above the minimum or to repurchase all of the Member’s Units.

       Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period. See Section 13 “Extension of Tender Period; Termination; Amendments.”

       6. Purpose of the Offer. The Fund does not currently believe there is or will be an active secondary market for its Units. The Fund’s Board has determined that it would be in the best interest of Members for the Fund to take action to attempt to provide liquidity to Members. In determining whether the Fund should offer to repurchase Units from Members, the Board considered the recommendations of the Advisor and BlackRock Financial Management, Inc., the Fund’s investment sub-adviser (the “Sub-Advisor” and, together with the Advisor, the “Advisors”) as to the timing of such an offer, as well as a variety of operational, business and economic factors. In determining whether to accept the Advisors’ recommendation to repurchase Units, the Board considered the following factors, among others: (a) whether any Members have requested to tender Units to the Fund; (b) the liquidity of the Fund’s assets (including fees and costs associated with withdrawing from Portfolio Funds); (c) the investment plans and working capital and reserve requirements of the Fund; (d) the history of the Fund in repurchasing Units; (e) the availability of information as to the value of the Fund’s interests in underlying Portfolio Funds; (f) the conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs; (g) any anticipated tax or regulatory consequences to the Fund of any proposed repurchases of Units; and (h) the recommendations of the Advisors.

       The Advisors currently expect that they will generally recommend to the Board that the Fund offer to repurchase Units from Members quarterly with tender offer valuation dates occurring on the last Business Day of March, June, September and December. However, the Fund is not required to conduct tender offers and may be less likely to conduct tenders during periods of exceptional market conditions or when Portfolio Funds suspend

7

redemptions. The Fund will not at any time be required to make any such tender offer. The Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. Neither the Fund nor its Board makes any recommendation as to whether or not you should tender your Units.

       7. Certain Effects of the Offer. The repurchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members who do not tender their Units. If you retain your Units, you will be subject to any increased risks that may result from the reduction in the Fund’s aggregate assets resulting from payment for the Units, including, for example, the potential for greater volatility in the Fund’s NAV due to decreased diversification and higher expenses, increased illiquidity in the Fund’s portfolio and the potential inability of the Fund to offer to repurchase Units in the future. A reduction in the aggregate assets of the Fund may result in Members that do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. Units that are tendered to the Fund in connection with the Offer and accepted for repurchase will be retired, although the Fund may issue Units from time to time in accordance with the LLC Agreement. The Fund currently expects that it will accept subscriptions for Units for purchase as of the first Business Day of each calendar month, except that Units may be made available for purchase more or less frequently as determined by the Fund’s Board in its sole discretion.

       There will be a substantial period of time between the date as of which Members must accept the Fund’s offer to repurchase their Units (the Expiration Date) and the date such Members can expect to receive cash payment for their Units from the Fund. During this period investors will be subject to the risk that the Fund becomes unable to meet its obligations. Members whose Units are accepted for repurchase bear the risk that the Fund’s NAV may fluctuate significantly between the time that they accept the Fund’s offer to repurchase its Units (the Expiration Date) and the date as of which such Units are valued for purposes of such repurchase (the Valuation Date). Members will have to decide whether to accept the Fund’s offer to repurchase its Units without the benefit of having current information regarding the value of the Units on a date proximate to the Valuation Date – i.e., date on which the Units are valued by the Fund for purposes of effecting such repurchases. The Fund calculates its net asset value as of the close of business on the last Business Day of each calendar month, within approximately 25 calendar days after the last Business Day of such month, and at such other times as the Board may determine. Members desiring to obtain the Fund’s most recently calculated net asset value may contact the Fund’s Administrator at 1-866-211-4521. Payment for repurchased Units may require the Fund to liquidate portfolio holdings earlier than the Advisors would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase the Fund’s investment-related expenses as a result of higher portfolio turnover rates. Liquidation of portfolio holdings to fund repurchases of Units also may result in the Fund incurring redemption, withdrawal or similar fees charged by one or more Portfolio Funds. Such liquidations may also cause the Fund to sell its more liquid investments, which may reduce the ability of the Fund to conduct future tender offers and increase the illiquidity of the Fund’s portfolio.

       Additionally, Members who receive in-kind payment in respect of their accepted tenders will, after the Valuation Date, remain subject to the risk of fluctuation of the value of such assets received in-kind and, to the extent such assets are Portfolio Funds, to the fees and expenses of each such Portfolio Fund.

       8. Source and Amount of Funds. The price to be paid by the Fund for Units tendered in the Offer and accepted for repurchase will equal their NAV as of the Valuation Date less any Repurchase Fee. Based on the Fund’s NAV on August 31, 2012, the aggregate purchase price if all 613,361 Units subject to the Offer are tendered and accepted for payment pursuant to the Offer will be approximately $6.3 million. The actual purchase price may be higher or lower depending on the Fund’s NAV on the Valuation Date. The Fund anticipates that the repurchase price for any of its Units acquired pursuant to the Offer may be derived by the Fund from (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Fund, and/or (iii) the proceeds of sales of portfolio investments held by the Fund. There are no material conditions to the financing of the transaction. There are currently no alternative financing plans or arrangements for the transaction. None of the Fund, the Advisors or the Board or any person controlling the Fund has determined at this time to borrow funds to purchase Units tendered and accepted for repurchase in connection with the Offer.

       9. Summary of Selected Financial Information. Set forth below is a summary of selected audited financial information for the Fund for its fiscal year ended March 31, 2012. This financial information is excerpted from the Fund’s audited financial statements for the fiscal year ended March 31, 2012, which are included in the Fund’s 2012

8

Annual Report. The Fund’s 2012 Annual Report is incorporated by reference into this Offer to Purchase. More comprehensive financial information is included in the Fund’s audited financial statements contained in the Fund’s 2012 Annual Report, copies of which have been filed with the Securities and Exchange Commission (the “SEC”) on Form N-CSR on June 4, 2012. You may request a copy of the Fund’s current Prospectus and most recent Annual and/or Semi-Annual Reports (as applicable) at no charge at www.blackrock.com or by calling 1-866-211-4521. The summary of the Fund’s selected financial information set forth below is qualified in its entirety by reference to such Annual Report and the financial information, the notes thereto and related material contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION

March 31, 2012
ASSETS, LIABILITIES AND MEMBERS’ CAPITAL
Total assets	$35,131,524
Total liabilities	4,061,805
Members’ Capital	$31,069,719
Net Asset Value per Unit	$10.16
Number of units outstanding	3,057,023

Period
September 1, 2011[1]
to March 31, 2012
STATEMENT OF OPERATIONS
Expenses
Total expenses	$1,017,850
Less expenses reimbursed by advisor	(714,180)
Total expenses after fees waived and reimbursed	$303,670
Net investment loss	$(303,670)

Realized and Unrealized Gain
Net realized gain from investments	$38,371
Net change in unrealized appreciation/depreciation on investments	815,018
Total realized and unrealized gain	$853,389
Net Increase in Members’ Capital Resulting from Operations	$549,719

[1]	Commencement of operations. Reflects activity prior to September 1, 2011, related to the initial seeding of the Fund.

Period
September 1, 2011[1]
to March 31, 2012
FINANCIAL HIGHLIGHTS
Per Unit Operating Performance
Net investment loss[2]	$(0.11)
Net realized and unrealized gain	0.27
Ratios to Average Members’ Capital
Total expenses[3]	5.84%[4,5]
Total expenses after fees waived and reimbursed	2.00%[4,5]
Net investment loss	(2.00)%[4,5]
[1]	Commencement of operations. Reflects activity prior to September 1, 2011, related to the initial seeding of the Fund. This information includes the initial investment by BlackRock HoldCo 2, Inc., a wholly owned subsidiary of BlackRock, Inc.
[2]	Based on average units outstanding.
[3]	Organization expenses were not annualized in the calculation of expense ratios. If these ratios were annualized, the total expenses would have been 6.63%.
[4]	Ratios do not include expenses incurred indirectly as a result of investments in Portfolio Funds.
[5]	Annualized.
9

       10. Certain Information About the Fund.

       The Fund is organized as a Delaware limited liability company and is registered as a non-diversified, closed-end management investment company under the 1940 Act.

       The Fund’s investment objective is to seek total return. Over an investment cycle, the Fund expects to achieve net returns commensurate with the long-term return on equities with less volatility and a relatively low degree of correlation to the equity markets. The Fund seeks to achieve its investment objective by investing directly or indirectly in Portfolio Funds generally believed not to be highly correlated with the Standard & Poor’s 500 Index over a long-term horizon. The Fund may also invest directly in securities (other than those of Portfolio Funds) or other financial instruments. No assurance can be given that the Fund’s investment objective will be achieved.

       Except for the acceptance of subscriptions as of August 1, 2012 and September 4, 2012, there have not been any transactions involving the Units of the Fund that were effected during the past 60 business days by the Fund, by any executive officer or Director of the Fund, by any person controlling the Fund, by any executive officer or director of any corporation or other person ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

       The principal executive offices of the Fund are located at 100 Bellevue Parkway, Wilmington, Delaware 19809.

       11. Additional Information. The Fund has filed an issuer tender offer statement on Schedule TO with the SEC, which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 100 F Street N.E., Washington, DC 20549-1090. The SEC maintains a Web site (http://www.sec.gov) that contains the Fund’s Schedule TO and other information regarding the Fund. Quarterly and monthly performance, semi-annual and annual reports and other information regarding the Fund may be found under “Alternative Investments” on BlackRock’s website, which can be accessed at http://www.blackrock.com. This and other references to BlackRock’s website in this Offer is intended to allow public access to information regarding the Fund and does not, and is not intended to, incorporate BlackRock’s website into this Offer.

       12. Certain Federal Income Tax Consequences. The following discussion is a general summary of the Federal income tax consequences of a sale of Units pursuant to the Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Units pursuant to the Offer.

       The sale of Units pursuant to the Offer will be a taxable transaction for Federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend”. In general, the transaction should be treated as a sale or exchange of a Member’s Units under Section 302 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the Member, (b) results in a “complete redemption” of the Member’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the Member. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the Member’s proportionate interest in the Fund after all Units are tendered and where the Member owns less than 50% of the voting power of all classes entitled to vote. A “complete redemption” of a Member’s interest generally requires that all Units of the Fund owned by such Member be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Member’s proportionate interest in the Fund, which should result if the Member has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund. In determining whether any of these tests has been met, Units actually owned, as well as Units considered to be owned by the Member by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

       If the sale of your Units meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received pursuant to the Offer and the adjusted tax basis of the Units sold. Such gain or loss will be a capital gain or loss if the relevant Units sold have been held by you as a capital asset. In general, capital gain or loss with respect to Units sold will be long-term capital gain or loss if the holding period for such Units is more than one year. Any

10

loss upon the sale or exchange of Units held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the Member. The deductibility of capital losses is subject to statutory limitations.

       If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Units. The tax basis in the Units tendered to the Fund, to the extent remaining after any return of capital distribution with respect to those Units, will be transferred to any remaining Units held by you.

       Accordingly, the differentiation between “dividend” and “sale or exchange” treatment can be important with respect to the amount and character of income that tendering Members are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate shareholders, the top income tax rate applicable to ordinary income dividends of the Fund paid to non-corporate shareholders currently exceeds the maximum tax rate applicable to long-term capital gains of non-corporate shareholders.

       The gross proceeds paid to a Member or other payee pursuant to the Offer may be subject to a backup withholding tax unless either: (a) the Member has provided the Member’s taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the Member is exempt from backup withholding, (B) the Member is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service (“IRS”) has notified the Member that the Member is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations. Foreign Members may be required to provide the Administrator with a completed Form W-8BEN (or other applicable form), available from the Administrator, in order to avoid backup withholding on the gross proceeds received pursuant to the Offer. Any amounts withheld as backup withholding tax may be credited or refunded against a Member’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

       Unless a reduced rate of withholding or a withholding exemption is available under the Code or applicable tax treaty, a Member who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such Member, if the proceeds are treated as a “dividend” under the rules described above. A foreign Member will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the foreign investor is engaged in a U.S. trade or business or, in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Foreign Members should consult their tax advisers regarding application of these withholding rules.

       Stockholders who sell their Units pursuant to the Offer may be subject to state, local, or foreign taxes. Stockholders are urged to consult their own tax advisers regarding the U.S. federal, state, local, or foreign tax consequences to them of selling their Units pursuant to the Offer.

       13. Extension of Tender Period; Termination; Amendments. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next Business Day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Units tendered as of that date. In the event that the Fund so elects to extend the Offer period, the Fund will adjust the Valuation Date to correspond with the extension of the Offer period. During any such extension, all Units previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to repurchase or pay for any Units, and (b) amend the Offer in any respect, including but not limited to, amending the number of its Units subject to the Offer. If a material change is made to the terms of the Offer, the Fund will promptly make a public announcement of any such change. Without limiting the manner in which the Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

11

       14. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

BLACKROCK PREFERRED PARTNERS LLC

September 27, 2012

12